Exhibit 11.1



HUGHES SUPPLY, INC.

SUMMARY SCHEDULE OF EARNINGS PER SHARE CALCULATIONS
(in thousands, except per share amounts)

     Potentially dilutive securities:
     a) Options for common stock, issued under stock option plan.
     b) 7% Convertible subordinated debentures, due May 1, 2011.

                                                                 Fiscal Year Ended
                                                        1/31/97       1/26/96       1/27/95
Line
----
    SHARES
    ------
1   Average shares outstanding                           10,367         8,392         7,784

2   Incremental shares (options) -
     Assuming options outstanding at end of period
     were exercised at beginning of period (or time
     of issuance, if later) and proceeds were used
     to purchase shares at average market price
     during the period                                      208           130           142
                                                        -------       -------       -------
3   Shares used in calculating Earnings Per
     Common and Common Equivalent Share                  10,575         8,522         7,926

4   Incremental shares (options) -
     Assuming options outstanding at end of period
     were exercised at beginning of period (or time
     of issuance, if later) and proceeds were used
     to purchase shares at the higher of the
     average market price during the period or the
     market price at the end of the period; and
     that options exercised during the period were
     exercised at the beginning of the period (or
     time of issuance, if later) and the proceeds
     were used to purchase shares at the market
     price at the date of exercise                           16            80             4

5   Incremental shares (debentures) -
     Assuming debentures were converted at
     beginning of period (or time of issuance, if
     later) at most advantageous (for security
     holder) conversion rate that becomes
     effective within 10 years                                0             0           180
                                                        -------       -------       -------
6   Shares used in calculating Earnings Per
     Common Share - Assuming Full Dilution               10,591         8,602         8,110
                                                        =======       =======       =======

HUGHES SUPPLY, INC.

                                                                 Fiscal Year Ended
                                                        1/31/97       1/26/96       1/27/95

Line
----
    EARNINGS
    --------
7   Net income per financial statements, used in
     calculating Earnings Per Common Share and
     Earnings Per Common and Common Equivalent
     Share                                              $32,528       $23,206       $15,881

8   Incremental earnings (debentures) -
     Assuming interest charges applicable to
     convertible debentures (and nondiscretionary
     adjustments that would have been made based
     on net income) are taken into account in
     determining balance of income applicable to
     common stock                                             0             0           166
                                                        -------       -------       -------
9   Earnings used in calculating Earnings Per
     Common Share - Assuming Full Dilution              $32,528       $23,206       $16,047
                                                        =======       =======       =======





    RESULTING PER SHARE DATA
    ------------------------

10  Earnings per common share (Line 7/Line 1)           $  3.14       $  2.77       $  2.04
                                                        =======       =======       =======
11  Earnings per common share and common
       equivalent share (Line 7/Line 3)                 $  3.08       $  2.72       $  2.00
                                                        =======       =======       =======
12       Dilution                                          1.9%          1.8%          2.0%
                                                        =======       =======       =======

13  Earnings per common share - assuming full
       dilution (Line 9/Line 6)                         $  3.07       $  2.70       $  1.98
                                                        =======       =======       =======

14       Dilution                                          2.2%          2.5%          2.9%
                                                        =======       =======       =======

15  Used in statements of income:

    [   ] Line 10, if dilution less than 3%, or antidilution, exists for all periods.

    [ X ] Lines 11 and 13, if dilution >= 3% for any period.
